Silberstein Unga, PLLC CPAs and Business Advisors

Phone (248) 203-0080

Fax (248) 281-0940

30600 Telegraph Road, Suite 2175

Bingham Farms, MI 48025-4586

www.sucpas.com

March 15, 2013

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors

Myriad Interactive Media, Inc.

Toronto, Ontario, Canada

To Whom It May Concern:

Silberstein Ungar, PLLC hereby consents to incorporation by reference in the Form S-8, Registration Report under the Securities Act of 1933, filed by Myriad Interactive Media, Inc. of our report dated September 27, 2012, relating to the financial statements of Myriad Interactive Media, Inc. as of and for the years ending June 30, 2012 and 2011 and the period from inception through June 30, 2012.

Sincerely,

/s/ Silberstein Ungar, PLLC

Silberstein Ungar, PLLC